Exhibit 10.4

BANKNORTH GROUP, INC.

RETENTION AGREEMENT

     This Retention Agreement (this “Agreement”) is made and entered into as of the 25th of August, 2004, by and between Banknorth Group, Inc., a Maine corporation (the “Company”) and                             (the “Executive”);

W I T N E S S E T H:

     WHEREAS, the Company, Berlin Delaware Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Berlin Delaware”), The Toronto-Dominion Bank, a Canadian chartered bank, (“TD”), and Berlin Merger Co., a Delaware corporation and wholly owned subsidiary of TD (“Berlin Mergerco”), have entered into an Agreement and Plan of Merger dated as of August 25, 2004, whereby, among other things, Berlin Mergerco will merge with and into Berlin Delaware (the “Merger”); and

     WHEREAS, the Company wishes to continue to retain the services of the Executive after the Effective Date for the benefit of its successor Berlin Delaware;

     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree, contingent on completion of the Merger, as follows:

1. Definitions.

     (a) Accrued Benefits means:

          (i) all salary earned or accrued through the date the Executive’s employment is terminated, and any unpaid amounts described in Section 6(a);

          (ii) reimbursement for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive through the date the Executive’s employment is terminated;

          (iii) any and all other compensation previously earned by the Executive and deferred under or pursuant to any deferred compensation plan or plans of the Company then in effect together with any interest or deemed earnings thereon pursuant to, and to the extent consistent with, the terms of such plan or plans;

          (iv) any bonus earned by the Executive for a Year or other performance period ending prior to the Year or other performance period in which employment terminates, but not yet paid to the Executive, under any bonus or incentive compensation plan or plans in which the Executive is a participant;

          (v) to the extent not previously paid or provided to the Executive, all other payments and benefits to which the Executive may be entitled under the terms of any applicable compensation or benefit plan, program or arrangement of the Company except for any severance plan, or any plan, program or arrangement that would result in any duplication of benefits.

     (b) Affiliate of any specified person means any other person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under direct or indirect common control with such specified person. For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

     (c) Annual Bonus means any bonus or incentive award under any bonus or incentive compensation plan, program or arrangement of the Company in which the Executive is a participant the performance period for which is or was initially scheduled to be one (1) year or less.

     (d) Base Amount means an amount equal to the Executive’s Annualized Includable Compensation for the Base Period as defined in Section 280G(d)(1) and (2) of the Code (as hereinafter defined).

     (e) Benefit Computation Base means either (i) the Benefit Computation Base as defined in the Supplemental Retirement Agreement between Executive and the Company or (ii) if there is no Supplemental Retirement Agreement between the Executive and the Company, the base annual compensation amount used in calculating the Executive’s benefits under the Retirement Plan.

     (f) Bonus (whether or not capitalized) means any bonus or incentive award (including any Annual Bonus or Long-Term Incentive Award) under any bonus or incentive compensation plan, program or arrangement of the Company in which the Executive is a participant.

     (g) Cause means:

          (i) the Executive’s conviction of, or plea of nolo contendere to, a felony; or

          (ii) willful and intentional misconduct, willful neglect, or gross negligence in the performance of the Executive’s duties, which has caused a demonstrable and serious injury to the Company, monetary or otherwise. The Executive shall be given written notice that the Company intends to terminate the Executive’s employment for Cause.

Such written notice shall specify the particular acts, or failures to act, on the basis of which the decision to so terminate employment was made.

     In the case of a termination for Cause as described in clause (ii), above, the Executive shall be given the opportunity within thirty (30) days of the receipt of such notice to meet with the Board of Directors of the Company to defend such acts, or failures to act, prior to termination. The Company may suspend the Executive’s title and authority pending such meeting, and such suspension shall not constitute Good Reason, as defined in subsection (o) below.

     (h) Change of Control means a change of control, as that term is defined in TD’s Performance Based Restricted Share Unit Plan (Outside Canada) (as in effect from time to time, or any successor plan), of either TD or the Company, with such definition being appropriately adjusted, where necessary, to refer to the Company.

     (i) Code means the Internal Revenue Code of 1986, as amended.

     (j) Deferred Compensation Plan means a deferred compensation plan approved by the Compensation Committee of the Board.

     (k) Disability means a disability entitling the Executive to payments under the Company’s long-term disability plan applicable to the Executive, provided that in no event shall the Executive’s employment be terminable by reason of Disability unless the Executive shall have been absent from the Executive’s duties with the Company on a full-time basis for one hundred and twenty (120) consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

     (l) Early Retirement Benefit means either (i) the “Early Retirement Benefit” or “Early Retirement/Termination of Service Benefit” as defined in the SERP Agreement or (ii) if there is no Supplemental Retirement Agreement between the Executive and the Company, the early retirement benefit as defined in the Retirement Plan.

     (m) Effective Date means the date on which the Effective Time (as defined in the Merger Agreement) occurs.

     (n) EIP means the Banknorth Group, Inc. Executive Incentive Plan as amended and in effect on the Merger Agreement Date.

     (o) Good Reason means:

          (i) any breach of this Agreement by the Company, including without limitation, (A) any reduction during the Retention Period in the amount of the Executive’s Base Salary, incentive compensation opportunities or aggregate welfare and pension benefits as in effect on the Effective Date, or (B) failure to provide the Executive with the same fringe benefits that were provided to the Executive immediately prior to the Effective Date, or with a package of fringe benefits (including paid vacations) that, though one or more of such benefits may vary from those in effect immediately prior to the Effective Date, is substantially comparable in all material respects to such fringe benefits taken as a whole;

          (ii) without the Executive’s express written consent, the assignment to the Executive of any duties that are materially inconsistent with the Executive’s positions, duties, responsibilities and status immediately following the Effective Date, a material change in the Executive’s reporting responsibilities, titles or offices as an employee and as in effect immediately following the Effective Date, or a significant reduction in the

Executive’s title, duties, or responsibilities, as in effect immediately prior to the Effective Date, but without regard to the Executive’s normal and appropriate interaction with executives of TD as a result of the Company’s status as an Affiliate of TD;

          (iii) the relocation of the Executive’s principal place of employment, without the Executive’s written consent, to a location outside the same metropolitan area in which the Executive was employed at the time of the Effective Date, or the imposition of any requirement that the Executive spend more than ninety (90) business days per year at a location other than such principal place of employment; or

          (iv) any purported termination of the Executive’s employment for Cause or Disability which is not effected pursuant to a satisfactory Notice of Termination.

     In the event of the occurrence of any of the events described in (i), (ii), (iii), or (iv) above, the Executive may, within three (3) months after the Executive has knowledge of the occurrence of such event, give the Company written notice that such event constitutes Good Reason, and the Company shall thereafter have thirty (30) days in which to cure. If the Company has not cured in that time, the event shall constitute Good Reason. If the Executive has not given notice of Good Reason during such three (3) month period, such event shall not constitute Good Reason.

     (p) Long-Term Incentive Award means an incentive award under the EIP the performance period for which is or was initially scheduled to be in excess of one (1) year.

     (q) Merger Agreement means the Agreement and Plan of Merger, dated as of August 25, 2004 among the Company, Berlin Delaware, TD and Berlin Mergerco.

     (r) Merger Agreement Date means the date upon which the Merger Agreement was executed by the parties thereto.

     (s) Non-Competition and Retention Amount shall be:

          (i) a lump sum payment equal to $1,046,964; and

          (ii) for purposes of determining the Executive’s benefit under the SERP Agreement an additional thirty-six (36) months of age and of service shall be credited, determined as follows:

               (A) The additional thirty-six (36) months of age and service shall be applied for purposes of benefit accrual, vesting, eligibility for early retirement, subsidized early retirement factors, actuarial equivalence and any other purposes under the SERP Agreement.

               (B) Any provision under the SERP Agreement prohibiting the accrual of any additional benefits after the Executive has been credited with more than a stated number of years of service shall be disregarded.

               (C) For purposes of determining the amount of the Executive’s benefit under the SERP Agreement, the reduction in respect of the benefit paid under the Retirement Plan shall be based on the Executive’s actual Retirement Plan benefit (that is, without any additional deemed service).

               (D) For purposes of determining the Early Retirement Benefit and other forms of benefit under the SERP Agreement, if the Executive is less than fifty-five (55) years of age, the Executive shall be deemed to be at least fifty-five (55) years of age on the date the Executive’s employment with the Company terminates, notwithstanding the Executive’s actual age, if less.

               (E) The Benefit Computation Base (as defined in the SERP Agreement) shall be determined as if it were being calculated at the end of the thirty-six (36) month period of service credited to the Executive under this paragraph (ii) and as if during such thirty-six (36) additional month period the Executive’s annualized compensation was the same as such compensation for (I) the Year during which the Executive’s employment is terminated, or, (II) any Year before the Effective Date occurred, whichever is greater. The parties hereto agree that (i) any bonus amount that would normally be payable in 2005, but is accelerated into 2004 shall be taken into account in determining the Executive’s Benefit Computation Base under this paragraph (E) as if it had been paid in 2005, (ii) no amounts payable pursuant to Sections 6, 7 and 8 shall be taken into account in determining the Executive’s benefits under the SERP Agreement, and (iii) the SERP Agreement shall be amended accordingly, if necessary.

               (F) Any amendment to the Retirement Plan after the date hereof shall be disregarded to the extent that the application of such amendment would decrease the total amount of the benefits provided for in this paragraph (ii).

               (G) The Executive shall be entitled to a lump sum distribution of SERP Agreement benefits in all events, and the Company shall not be entitled to require payment over a longer period. If the Executive elects a lump sum payment (i) the actuarial equivalent benefit shall be determined in accordance with the provisions of the Retirement Plan as in effect immediately prior to the Effective Date, or as in effect on termination of the Executive’s employment, whichever creates the greater benefit, and (ii) the lump sum payment shall, unless deferred in advance by the Executive pursuant to reasonable criteria consistent with the requirements of the Code, be made within thirty (30) days following the termination of the Executive’s employment

               (H) An example of the SERP calculation described by this Agreement will be appended hereto as Exhibit A as soon as reasonably practicable following the Merger Agreement Date.

     (t) Notice of Termination means a notice which shall indicate the specific termination provision relied upon in this Agreement and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

     (u) Plan Year with respect to any of the Retirement Plan or the 401(k) Plan, the “plan year” as defined in such plan.

     (v) Post-Retention Period Severance means a severance payment consisting of twenty-four (24) months of continuation of the Executive’s then base salary.

     (w) Pre-Merger Option means any option to purchase common stock of the Company that was granted prior to the date on which the Merger Agreement was executed by the parties thereto.

     (x) Prorated Bonus means a lump sum cash payment payable within ten (10) business days of the date of termination equal to the product of (x) the average Annual Bonus paid (whether deferred or paid in equity) to the Executive under the annual bonus plan of the Company for the last three (3) full fiscal years of the Company ending prior to the date of termination or such shorter number of years that the Executive has been employed by the Company and eligible to receive a full year bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is three hundred and sixty-five (365).

     (y) Retention Period means a period commencing on the Effective Date and ending on the third (3rd) anniversary of the date on which the Effective Date occurs.

     (z) Retirement Plan means the Banknorth Group, Inc. Retirement Plan, as amended and in effect from time to time and any successor plan.

     (aa) RSUs means restricted stock units.

     (bb) SERP Agreement means either (i) the Supplemental Retirement Agreement between the Executive and the Company or (ii) if there is no Supplemental Retirement Agreement between the Executive and the Company, the Banknorth Group, Inc. Supplemental Retirement Plan, as amended.

     (cc) Year means a calendar year unless otherwise specifically provided.

     (dd) 401(k) Plan means the Banknorth Group, Inc. 401(k) Plan dated January 1, 2001, as amended, or any successor plan.

2. Term of Agreement.

     This Agreement shall begin on the Effective Date and shall terminate on the third anniversary of such date. If the Effective Date does not occur, this Agreement shall be null and void ab initio.

3. Duties.

     During the Retention Period, the Executive shall serve the Company in such capacities and positions as may be assigned by the Company consistent with the Executive’s capacities and positions immediately prior to the Effective Date and shall devote the Executive’s best efforts and all of the Executive’s business time, attention and skill to the business and affairs of the Company, as such business and affairs now exist and as they may hereafter be conducted.

4. Compensation.

     During the Retention Period, the Executive shall be compensated by the Company as follows:

     (a) the Executive shall receive, at such intervals and in accordance with such standard policies of the Company from time to time, an annual base salary not less than the Executive’s annual base salary as in effect immediately prior to the Effective Date, subject to adjustment as hereinafter provided, and shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board, provided that in no event may the Executive’s annual base salary be decreased;

     (b) the Executive shall be included in all plans providing incentive compensation to executives, including but not limited to bonus, deferred compensation, annual or other incentive compensation, supplemental pension, stock ownership, stock option, stock appreciation, stock bonus and similar or comparable plans as any such plans are extended by the Company from time to time to senior corporate officers, key employees and other employees of comparable status, provided that in no event shall the Executive’s incentive compensation opportunities be less favorable than the Executive’s incentive compensation opportunities immediately prior to the Effective Date;

     (c) the Executive shall be reimbursed, at such intervals and in accordance with such standard policies as may be in effect on the Effective Date, for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company, including travel expenses;

     (d) the Executive shall enjoy the fringe benefits normally afforded to the Company’s executive officers. Such fringe benefits may vary from those in effect immediately prior to the Effective Date, provided that such fringe benefits taken as a whole are substantially comparable in all material respects to those in effect immediately prior to such date;

     (e) the Executive shall be allowed to participate, on the same basis as applicable to other employees of comparable status and position, in any and all plans, programs or arrangements covering employee benefits or fringe benefits, including but not limited to the following: group medical insurance, hospitalization benefits, disability benefits, medical benefits, dental benefits, pension benefits, profit sharing and stock bonus plans, but excluding severance and any similar plans, programs or arrangements, and, in any event, such plans, programs or arrangements shall be no less favorable, in the aggregate, than those in effect as of immediately prior to the Effective Date; and

     (f) the Executive shall receive annually not less than the amount of paid vacation and not fewer than the number of paid holidays received annually immediately prior to the Effective Date or, if greater, available annually to other employees of comparable status and position with the Company.

     During the Retention Period, the Board of Directors of the Company, or an appropriate committee thereof, will consider and appraise, at least annually, the contributions of the Executive to the Company’s operating efficiency, growth, production and profits and, in accordance with past practice, due consideration shall be given to the upward adjustment of the Executive’s compensation rate, at least annually, commensurate with increases generally given to other senior corporate officers and key employees and as the scope of the Executive’s duties expands.

5. Equity-Based Arrangements.

     (a) As soon as practicable after the Effective Date, the Company shall grant the Executive the number of RSUs determined by dividing $2 million by the per-share closing price of TD common stock on the New York Stock Exchange (the “Closing Price”) on the Effective Date. The RSUs shall vest on the third (3rd) anniversary of the Effective Date, provided that, subject to the provisions of Section 7, the Executive has remained continuously in the employ of the Company from the Effective Date through such third (3rd) anniversary. The RSUs shall be paid by the Company as soon as practicable, in an amount of cash equal to the aggregate Closing Price of such shares on such third (3rd) anniversary, provided that the Executive may elect to defer such cash amount in accordance with a Deferred Compensation Plan. The cash amount payable pursuant to this Section 5 shall be adjusted upward or downward (but not by more than 20%) to reflect the performance of Berlin against an annual growth in operating earnings per share target established each year by the Compensation Committee of the Board, provided that such operating earnings per share target (i) shall not increase by more than 10% annually and (ii) shall exclude for all relevant years (x) costs associated with the Merger, (y) costs, if any, related to the expensing of stock options, and (z) extraordinary items. Except as specifically provided in this Agreement (including, without limitation, Section 5 and Section 7), the terms of the RSUs shall be governed by the terms of a RSU agreement with terms substantially similar to the terms applicable to grants of restricted stock units under TD’s Performance Based Restricted Share Unit Plan (Outside Canada) except that in no event shall Sections 7.5, 7.6, 7.7 and 7.8 of the Performance Based Restricted Share Unit Plan (Outside Canada) or provisions similar thereto apply to the RSUs.

     (b) Notwithstanding the terms and conditions of the pre-Merger Options, whether set forth in any option plan or option agreement, the transactions contemplated by the Merger Agreement shall be deemed not to constitute a change in control under such plans or agreement, and, therefore, none of the pre-Merger Options shall vest and become exercisable directly as a result of the Merger.

6. Initial Payment and Non-Competition and Retention Amount.

     (a) Initial Payment. Within ten (10) business days after the Effective Date, the Executive shall be paid any unpaid portion of a pro-rata Long Term Incentive Award in an amount determined as described in Section 5 of the EIP.

     (b) Non-Competition and Retention Amount. Subject to the provisions of Section 7 and in consideration for the Executive’s agreement to remain employed by the Company and to abide by the provisions of Sections 9(a), 9(b) and 10 hereof, within ten (10) business days following the third (3rd) anniversary of the Effective Date, provided that the Executive has continuously been in the employ of the Company from the Effective Date through such anniversary date, the Executive shall be paid, or be credited with, as the case may be, the Non-Competition and Retention Amount.

7. Termination of Employment.

     Any termination by the Company or the Executive of the Executive’s employment during the Retention Period shall be communicated by written Notice of Termination to the Executive if such notice is delivered by the Company, and to the Company if such notice is delivered by the Executive. Any payments made under this Section 7, other than due to death, shall be contingent on the Executive’s prior execution and non-revocation of a mutual release substantially in the form attached hereto as Exhibit B; provided, however, that if the Company refuses to execute such mutual release, the Executive’s obligation to execute and not revoke the release as a precondition to receiving severance benefits shall terminate. The Notice of Termination shall comply with the requirements of Section 20 below.

     (a) Termination for Disability Prior to the End of the Retention Period. If during the Retention Period, the Executive’s employment is terminated on account of the Executive’s Disability, the Executive shall receive any Accrued Benefits, the Prorated Bonus, and any unpaid

Non-Competition and Retention Amount, and shall remain eligible for all benefits as provided pursuant to the terms of any long-term disability programs of the Company in effect at the time of such termination. In addition, (i) the pre-Merger Options shall become immediately vested and exercisable (to the extent not previously vested and exercisable) and shall remain exercisable for the period provided under the applicable option agreement, and (ii) if such termination occurs prior to the third anniversary of the Effective Date, RSUs shall vest (or to the extent such termination occurs prior to the grant of such RSUs, the RSUs shall be granted and vest) but shall be paid out, subject to the Executive’s continued compliance with Sections 9(a), 9(b) and 10, on the third (3rd) anniversary of the Effective Date, and the payout shall be determined without regard to the performance conditions

     (b) Termination due to the Executive’s Death Prior to the End of the Retention Period. If, during the Retention Period, the Executive’s employment is terminated on account of the Executive’s death, the Executive, (or the Executive’s estate or designated beneficiary (or beneficiaries), as applicable), shall receive all the Executive’s Accrued Benefits, the Prorated Bonus, and any unpaid Non-Competition and Retention Amount. In addition, (i) the pre-Merger Options shall become immediately vested and exercisable (to the extent not previously vested and exercisable) and shall remain exercisable for the period provided under the applicable option agreement, and (ii) if such termination occurs prior to the third anniversary of the Effective Date, RSUs shall vest (or to the extent such termination occurs prior to the grant of such RSUs, the RSUs shall be granted and vest) but shall be paid out on the third (3rd) anniversary of the Effective Date, and the payout shall be determined without regard to the performance conditions.

     (c) Voluntary Termination or Termination for Cause Prior to the End of the Retention Period. If, during the Retention Period, (i) the Executive shall terminate employment with the

Company other than for Good Reason, or (ii) the Executive’s employment is terminated for Cause, the Executive shall receive from the Company only the Accrued Benefits.

     (d) Termination by the Company Without Cause or by the Executive for Good Reason Prior to the End of the Retention Period. If, during the Retention Period, the Executive’s employment with the Company is terminated by the Company other than for Cause, or by the Executive for Good Reason, then:

          (i) the Executive shall receive from the Company the Accrued Benefits, the Prorated Bonus, and any unpaid Non-Competition and Retention Amount, which shall be paid within ten (10) days after the date of termination of the Executive’s employment; and

          (ii) the pre-Merger Options shall become immediately vested and exercisable (to the extent not previously vested and exercisable) and shall remain exercisable for the period provided under the applicable option agreement; and

          (iii) if such termination takes place following a Change of Control that occurs after the Effective Date, any other grants of equity-based compensation awards from TD or the Company shall become immediately vested and exercisable (to the extent not previously vested and exercisable) and, if applicable, shall remain exercisable for the period provided under the applicable award agreement; and

          (iv) if such termination occurs prior to the third anniversary of the Effective Date, RSUs shall vest (or to the extent such termination occurs prior to the grant of such RSUs, the RSUs shall be granted and vest) but shall be paid out, subject to the Executive’s continued compliance with Sections 9(a), 9(b) and 10, on the third (3rd)

anniversary of the Effective Date, and further the payout shall be determined without regard to the performance conditions; and

          (v) the Executive shall continue to be covered at the expense of the Company by the same or equivalent hospital, medical, dental, accident, disability and life insurance coverage as in effect for the Executive immediately prior to termination of the Executive’s employment, until the earlier of (I) thirty-six (36) months following termination of employment, or (II) the date the Executive has commenced new employment and has thereby become eligible for comparable benefits; provided that, with respect to any of the coverages described above, if such coverage is provided through an insurance policy with an insurance company unaffiliated with the Company and if under the terms of the applicable policy, it is not possible to provide continued coverage (or if continued coverage under such policy would increase the Company’s cost allocable to the Executive by more than one hundred percent (100%)), then the Company shall pay the Executive a lump sum cash amount, no later than thirty (30) days following termination of employment an amount equal to twice the aggregate allocable cost of such coverage as applicable immediately prior to termination of employment, such payment to be made without any discount for present value (the “Medical Benefits”).

     (e) Termination After the Retention Period.

          (i) If, after the Retention Period, the Executive’s employment with the Company is terminated by the Company other than for cause or by the Executive for good reason, each as defined pursuant to the Company’s then-applicable severance program for its executives, the Executive shall receive the Post-Retention Period Severance.

          (ii) In addition, in the event that the Executive ceases to be employed by the Company for any reason at or following the end of the Retention Period (other than by reason of a termination of the Executive’s employment by the Company for Cause), the Executive shall be entitled to the Medical Benefits.

8. Certain Supplemental Payments by the Company.

     (a) In the event it is determined that part or all of the compensation and benefits to be paid to the Executive, whether or not payable hereunder, (i) constitute “parachute payments” under Section 280G of the Code (the “Payments”), and (ii) exceed one hundred and five percent (105%) of three (3) times the Executive’s Base Amount, the Company, on or before the date for payment of such excise tax, shall pay to or on behalf of the Executive, in lump sum, an amount (the “Gross-Up Amount”) such that, after payment of all federal, state and local income tax and any additional excise tax under Section 4999 of the Code in respect of the Gross-Up Amount payment, the Executive will be fully reimbursed for the amount of such excise tax. If the Payments equal three (3) times the Executive’s Base Amount or exceed three (3) times the Executive’s Base Amount, but by an amount less than five percent (5%) of three (3) times the Base Amount, such payments shall be reduced by the least amount necessary to bring such Payments below three (3) times the Executive’s Base Amount.

     (b) The determination of the Parachute Amount, the Base Amount and the Gross-Up Amount, as well as any other calculations necessary to implement this Section 8 shall be made by KPMG LLP, and subject to the review and reasonable approval of Ernst & Young LLP, unless the Executive and the Company agree otherwise. The accounting firm’s fee shall be paid by the Company.

     (c) As promptly as practicable following such determination and the elections hereunder, the Company shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement and shall promptly pay to or distribute for the benefit of the Executive in the future such amounts as become due to the Executive under this Agreement.

     (d) As a result of the uncertainty in the application of Section 280G of the Code at the time of an initial determination hereunder, it is possible that payments will not have been made by the Company which should have been made under clause (a) of this Section 8 (“Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Underpayment has been made and the Executive thereafter is required to make any payment of an excise tax, income tax, any interest or penalty, the accounting or benefits consulting firm selected under clause (b) above shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. If and to the extent that the Executive receives any tax refund from the Internal Revenue Service that is attributable to payments by the Company pursuant to this Section 8 of amounts in excess of the actual Gross-Up Amount as finally determined by the Internal Revenue Service or a court of competent jurisdiction (“Overpayment”), the Executive shall promptly pay to the Company the amount of such refund that is attributable to the Overpayment (together with any interest paid or credited thereon after taxes applicable thereto); provided, however, the Executive shall not have any obligation to pay the Company any amount pursuant to this Section 8(d) if and to the extent that any such obligation would cause the arrangement to be treated as a loan or extension of credit prohibited by applicable law.

9. Further Obligations of the Executive.

     (a) Confidentiality. During and following the Executive’s employment by the Company, the Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any confidential information or proprietary data of the Company, except to the extent authorized in writing by the Board or required by any court or administrative agency or otherwise by applicable law, other than to an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Company. Confidential information shall not include any information known generally to the public or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that of the Company. All records, files, documents and materials or copies thereof relating to the Company’s business which the Executive shall prepare, or use, or come into contact with, shall be and remain the sole property of the Company and shall be promptly returned to the Company upon termination of employment with the Company.

     (b) Non-Solicitation. During the Retention Period and for a period of three (3) years following the date the Executive ceases to be employed by the Company (the “Restricted Period”), the Executive will not hire, or, directly or indirectly, contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise), or encouraging to cease work with the Company or its Affiliates, any person who is then employed or retained as a consultant by the Company, or an Affiliate of the Company, other than on behalf of the Company or an Affiliate of the Company, or was employed or retained as a consultant by the Company or an Affiliate of the Company during the one (1) year period prior to such hiring, solicitation or other act prohibited by this Section 9(b)(i).

     (c) Certain Accelerations and Option Exercises. The Executive agrees that the Company may, at its election, accelerate the payment of (x) the amount described in Section 6(a) and/or (y) the annual bonus for 2004 to a date on or before December 31, 2004 (it being understood that the amount payable under Section 6(a) shall be based upon the date upon which the Effective Time occurs and shall be reduced by any amount previously paid under this Section 9(c)), and agrees to exercise, prior to December 31, 2004, any vested options to purchase Berlin shares that would otherwise expire by their terms during calendar year 2004, 2005 and 2006 and that may reasonably be necessary, based on the advice of KPMG LLP, and subject to the review and reasonable approval of Ernst & Young, LLP, in order for the Executive to mitigate the effects of Section 280G of the Code.

     (d) Share Ownership Guidelines. The Executive shall comply with TD’s executive share ownership guidelines, as they may be in effect from time to time, including the one-year holding period after termination of employment, provided that one-half of the value of shares that the guidelines require the Executive to hold shall be satisfied by the Executive holding TD shares, and the other half by holding Berlin Delaware shares.

10. Non-Competition. The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and accordingly agrees as follows:

     (a) During the Restricted Period, the Executive will not, whether on the Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever

(“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:

          (i) with whom the Executive had personal contact or dealings on behalf of the Company during the one (1) year period preceding Executive’s termination of employment;

          (ii) with whom employees reporting to the Executive have had personal contact or dealings on behalf of the Company during the one (1) year immediately preceding the Executive’s termination of employment; or

          (iii) for whom the Executive had direct or indirect responsibility during the one (1) year immediately preceding the Executive’s termination of employment.

     (b) During the Restricted Period, the Executive will not directly or indirectly:

          (i) engage in any business that competes with the business of the Company or its subsidiaries (including, without limitation, businesses which the Company or its subsidiaries have specific plans to conduct in the future as of the date of termination and as to which Executive is aware of such planning) during the Retention Period within one hundred (100) miles of any location in North America in which the Company or its subsidiaries provide deposit-taking or personal and commercial banking services (a “Competitive Business”) provided, that any business or endeavor shall cease to be a Competitive Business if the Company and its subsidiaries are not, or cease to be, engaged in such business or endeavor;

          (ii) enter the employ of, or render any services to, any Person (or any division or controlled or controlling Affiliate of any Person) who or which engages in a Competitive Business;

          (iii) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant.

     (c) Notwithstanding anything to the contrary in this Agreement, (i) the Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its Affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person (ii) the Executive may, directly or indirectly, following termination of the Executive’s employment, (A) provide services to any person or entity engaged in any Competitive Business if the Executive is not involved, directly or indirectly, in the management, supervision or operations of such Competitive Business and the gross revenues generated by such Competitive Business do not constitute more than the lesser of (x) 10% of the consolidated gross revenues of such person or entity and its Affiliates or (y) 10% of the consolidated gross revenues of the Competitive Businesses in which the Company and its subsidiaries engage as of the Executive’s termination of employment, and (iii) notwithstanding anything in any arrangement to the contrary, the restrictive covenants set forth in this Agreement shall be the sole restrictive covenants applicable to the Executive during the Retention Period.

11. Equitable Relief. Executive acknowledges and agrees that in the event of a breach by Executive of any of the provisions of Sections 9(a), 9(b) and 10 hereof, the Company may suffer irreparable harm for which monetary damages alone will constitute an insufficient remedy. Consequently, in the event of any such breach, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

12. Expenses and Interest. If, during the Retention Period, a good faith dispute arises with respect to the enforcement of the Executive’s rights under this Agreement, or if any legal or arbitration proceeding shall be brought in good faith to enforce or interpret any provision contained herein, or to recover damages for breach hereof, the Executive shall recover from the Company any reasonable attorney’s fees and necessary costs and disbursements incurred as a result of such dispute, and prejudgment interest on any money judgment or arbitration award obtained by the Executive calculated at the rate of interest announced by Banknorth N.A., or any successor thereto, from time to time as its prime rate from the date that payments to the Executive should have been made under this Agreement.

13. Payment Obligations Absolute. The Company’s obligation during and after the Retention Period to pay the Executive the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final and the Company will not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reason whatever except as provided in Section 8(d) above. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

14. Successors.

     (a) The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the pompany to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive’s employment for Good Reason. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assign to all or substantially all of the business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 14(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. Notwithstanding the foregoing, the Executive hereby expressly agrees to the assumption of this Agreement by Berlin Delaware.

     (b) This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive hereunder shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs and representatives. Except as provided in this Section 14, no party may assign this Agreement or any rights, interests, or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns pursuant to Section 14(a). This Agreement shall not be terminated by the voluntary or involuntary dissolution of the

Company. In addition, Sections 5, 7, 8, 9, 10, 11, 12, 13, 15 and 19 shall survive the termination of this Agreement to the extent necessary to give effect to the terms thereof.

15. Severability and Enforcement. The provisions of this Agreement shall be regarded as divisible, and if any such provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby. It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained herein to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

16. Amendment. This Agreement may not be amended or modified at any time except by a written instrument executed by the Company and the Executive.

17. Withholding. The Company shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state or local withholding or other taxes, or charge which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

18. Governing Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Maine.

19. Arbitration. Any dispute arising out of this Agreement other than with regard to either of Sections 9(a), 9(b) and 10 shall be determined by arbitration in the State of Maine under the rules of the American Arbitration Association then in effect and judgment upon any award pursuant to such arbitration may be enforced in any court having jurisdiction thereof.

20. Notice. Notices given pursuant to this Agreement shall be in writing and shall be deemed given when received and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, addressee only postage prepaid, to the Company at:

Banknorth Group, Inc. P.O. Box 9540 Two Portland Square Portland, ME 04112 Attn General Counsel

or if to the Executive, at the address contained in the records of the Company, or to such other address as the party to be notified shall have given to the other.

21. No Waiver. No waiver by any party at any time of any breach by another party of, or compliance with, any condition or provision of this Agreement to be performed by another party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

22. Headings. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

23. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior severance agreements between the Executive and the Company.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

BANKNORTH GROUP, INC.

By:

EXHIBIT A

[EXAMPLE OF SERP CALCULATION]

EXHIBIT B

GENERAL RELEASE

     1. Release of Claims by Executive.

     (a) In consideration of the payments and benefits to be provided to [                   ] (“Executive”) pursuant to the retention agreement, dated as of August      , 2004, to which Executive and Banknorth Group, Inc., a Maine corporation (the “Company”), are parties (the “Retention Agreement”), the sufficiency of which is acknowledged hereby, Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company, Toronto-Dominion Bank (“TD”) and each of their subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, attorneys and employees, and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (v) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”) and any similar or analogous state statute, excepting only:

               (A) the rights of Executive under the Retention Agreement;

               (B) the rights of Executive (i) relating to any stock options and other equity-based awards held by Executive as of the date hereof (collectively, the “Equity Arrangements”) and (ii) as a stockholder of the Company or its affiliates;

               (C) the right of Executive to receive COBRA continuation coverage in accordance with applicable law;

               (D) rights to indemnification Executive may have under (i) applicable corporate law, (ii) the by-laws or certificate of incorporation of any Company Released Party, (iii) any other agreement between Executive and a Company Released Party (iv) as an insured under any director’s and officer’s liability insurance policy now or previously in force or (v) Section 6.7 of the Agreement and Plan of Merger, dated as of August 25, 2004, among the Company, Berlin Delaware, Inc., TD and Berlin Merger Co.; and

               (E) claims for benefits under any health, disability, retirement, life insurance or other, similar “employee benefit plan” (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group (the “Company Benefit Plans”).

     (b) Executive acknowledges and agrees that the release of claims set forth in this Section 1 is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

     (c) The release of claims set forth in this Section 1 applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney’s fees and expenses.

     (d) Executive specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Section 1 is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind.

     (e) Executive shall have a period of 21 days to consider whether to execute this General Release. To the extent Executive has executed this General Release within less than twenty-one (21) days after its delivery to him, the Executive hereby acknowledges that his decision to execute this General Release prior to the expiration of such twenty-one (21) day period was entirely voluntary. If Executive accepts the terms hereof and executes this General Release, he may thereafter, for a period of 7 days following (and not including) the date of execution, revoke this General Release. If no such revocation occurs, this General Release shall become irrevocable in its entirety, and binding and enforceable against Executive, on the day next following the day on which the foregoing seven-day period has elapsed. Any revocation of this General Release shall be deemed for all purposes a revocation of this General Release in its entirety.

     (f) Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

     2. Effect of Unenforceability of Release. In addition to any other remedy available to the Company hereunder, in the event that, as a result of a challenge brought by an Employee Released Party (as defined below), the release of claims set forth in Section 1 becomes null and void or is otherwise determined not to be enforceable, then the Company’s obligation to make any additional payments or to provide any additional benefits under the Retention

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Agreement shall immediately cease to be of any force and effect, and Executive shall promptly return to the Company any payments or benefits the provision of which by the Company was conditioned on the enforceability of this General Release.

     3. Release of Claims by the Company and TD.

     (a) The Company and TD, with the intention of binding themselves and their subsidiaries, affiliates, predecessors and successors and their directors and officers (collectively, the “Releasing Entities”), do hereby release, remise, acquit and forever discharge Executive and his heirs, estate, executors, administrators and assigns (collectively, the “Employee Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Company, TD and their subsidiaries, affiliates, predecessors and successors, individually or as a member of a class, now have, own or hold, or have at any time heretofore had, owned or held, against any Employee Released Party, excepting only:

               (A) rights of the Releasing Entities under this General Release, the Retention Agreement, the Equity Arrangements and the Company Benefit Plans; and

               (B) rights of the Releasing Entities arising by reason of Executive having committed a crime or an act or omission to act which constitutes fraud, willful misconduct or gross negligence.

     (b) The Releasing Entities acknowledge and agree that the release of claims set forth in this Section 3 is not to be construed in any way as an admission of any liability whatsoever by any Employee Released Party, any such liability being expressly denied.

     (c) The release of claims set forth in this Section 3 applies to any relief no matter how called, including, without limitation, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney’s fees and expenses.

     (d) Nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Company is not permitted to waive.

     (e) The Company acknowledges and agrees that it has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Employee Released Party with any governmental agency, court or tribunal.

     4. Nondisparagement. Executive agrees not to make any disparaging statements about the Company Released Parties or the Company Affiliated Group’s business practices, operations or personnel policies and practices to any of the Company Affiliated Group’s customers, clients, competitors, suppliers, directors, consultants, employees, former employees, or the press or other media in any country. Similarly, the Company agrees to instruct its

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executive officers and directors not to make any disparaging statement about the Executive or Executive’s performance of his duties and responsibilities while employed with the Company Affiliated Group to any of the Company Affiliated Group’s customers, client’s, competitors, suppliers, directors, consultants, employees, former employees or the press or other media in any country.

     5. Counterparts. This General Release may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     6. Successors. This General Release shall be binding upon any and all successors and assigns of Executive and the Company.

     7. Governing Law. Except for issues or matters as to which federal law is applicable, this General Release shall be construed in accordance with and governed by the laws of the State of Maine.

IN WITNESS WHEREOF, this General Release has been signed by or on behalf of each of the Parties, all as of                    .

BANKNORTH GROUP, INC.

[Executive]	By:
Its:

Dated:	Dated:

THE TORONTO-DOMINION BANK

By:
Its:

Dated:

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